Exhibit 99.2

CPS TECHNOLOGIES CORPORATION
Statements of Operations (Unaudited)

	Three Months Ended		Nine Months Ended
	September 28,	September 30,	September 28,	September 30,
	2024	2023	2024	2023
Revenues:
Product sales	$4,247,116	$6,285,041	$15,190,063	$20,803,447

Total revenues	4,247,116	6,285,041	15,190,063	20,803,447

Cost of product sales	4,770,548	5,049,177	15,037,177	15,126,621

Gross profit (loss)	(523,432)	1,235,864	152,886	5,676,826

Selling, general, and administrative expense	963,064	1,105,227	3,214,831	4,121,099

Income (loss) from operations	(1,486,496)	130,637	(3,061,945)	1,555,727

Interest income (expense), net	71,650	78,181	241,686	176,325
Other income (expense), net	(676)	(1,228)	159	(4,130)

Net income (loss) before income tax	(1,415,522)	207,590	(2,820,100)	1,727,922
Income tax provision (benefit)	(372,683)	36,509	(679,803)	497,137

Net income (loss)	$(1,042,839)	$171,081	$(2,140,297)	$1,230,785
Other comprehensive income
Net unrealized gains on available for sale securities	8,745	--	17,446	--
Total other comprehensive income	8,745	--	17,446	--
Total comprehensive income (loss)	$(1,034,094)	$171,081	$(2,122,851)	$1,230,785

Net income (loss) per basic common share	$(0.07)	$0.01	$(0.15)	$0.08

Weighted average number of basic common shares outstanding	14,525,664	14,517,364	14,520,827	14,487,873

Net income (loss) per diluted common share	$(0.07)	$0.01	$(0.15)	$0.08

Weighted average number of diluted common shares outstanding	14,525,664	14,636,241	14,520,827	14,632,591

CPS TECHNOLOGIES CORP.

Balance Sheets (Unaudited)

	September 28,	December 30,
	2024	2023
ASSETS

Current assets:
Cash and cash equivalents	$4,689,004	$8,813,626
Marketable securities, at fair value	1,020,952	–
Accounts receivable-trade, net	3,654,549	4,389,155
Accounts receivable-other	362,312	83,191
Inventories, net	4,433,412	4,581,930
Prepaid expenses and other current assets	506,126	276,349

Total current assets	14,666,355	18,144,251

Property and equipment:
Production equipment	9,953,702	11,271,982
Furniture and office equipment	891,921	952,883
Leasehold improvements	988,804	985,649

Total cost	11,834,427	13,210,514

Accumulated depreciation and amortization	(10,200,302)	(11,936,004)
Construction in progress	448,184	281,629

Net property and equipment	2,082,309	1,556,139

Right-of-use lease asset	224,000	332,000
Deferred taxes, net	2,249,985	1,569,726

Total assets	$19,222,649	$21,602,116

	September 28,	December 30,
	2024	2023
LIABILITIES AND STOCKHOLDERS` EQUITY

Current liabilities:
Note payable, current portion	$20,103	$46,797
Accounts payable	2,497,055	2,535,086
Accrued expenses	840,757	1,075,137
Deferred revenue	160,412	251,755
Lease liability, current portion	160,000	160,000

Total current liabilities	3,678,327	4,068,775

Note payable less current portion	–	8,090
Deferred revenue – long term	31,277	31,277
Long term lease liability	64,000	172,000

Total liabilities	3,773,604	4,280,142

Commitments and contingencies (note 7)

Stockholders` equity:
Common stock, $0.01 par value, authorized 20,000,000 shares; issued 14,661,487 shares; outstanding 14,525,960 shares at September 28, 2024 and issued 14,601,487 shares; outstanding 14,519,215 shares at December 30, 2023	146,615	146,015
Preferred stock, no shares issued or outstanding	–	–
Additional paid-in capital	40,520,215	40,180,893
Accumulated other comprehensive income	17,446	–
Accumulated deficit	(24,895,093)	(22,754,796)
Less cost of 135,527 common shares repurchased at September 28, 2024 and 82,272 common shares repurchased at December 30, 2023	(340,138)	(250,138)

Total stockholders` equity	15,449,045	17,321,974

Total liabilities and stockholders` equity	$19,222,649	$21,602,116